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                                                                 EXHIBIT-(g)1.18

                                LETTER AGREEMENT

Mr. Brad Payne
State Street Bank and Trust Company
150 Newport Avenue
North Quincy, MA  02171

Dear Mr. Payne:

Pursuant to Section 15 of the Custodian Agreement between Frank Russell Investment Company ("FRIC") and State Street Bank and Trust Company, dated October 31, 1988, FRIC advises you that it is creating four new funds to be named the 2010 Strategy Fund, 2020 Strategy Fund, 2030 Strategy Fund and 2040 Strategy Fund (the "New Funds"). FRIC desires for State Street Bank and Trust Company to serve as Custodian with respect to each New Fund pursuant to the terms and conditions of the Custodian Agreement. The fees to be charged by the Custodian to each New Fund in return for its services are set forth in the current fee schedule to the Custodian Agreement.

Please indicate your acceptance to act as Custodian to each Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:_______________________________
   Mark E. Swanson
   Treasurer

Accepted this ____ day of _________, 2004

STATE STREET BANK AND TRUST COMPANY

By:_______________________________
Its:______________________________